LifeVantage Announces Management Transition

Steven Fife Appointed Interim Chief Executive Officer
Justin Rose to Lead Combined Sales & Marketing Team
Reiterates Fiscal 2021 Guidance

Salt Lake City, UT, September 8, 2020, (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq:LFVN) announced today that Darren Jensen, the Company's President and Chief Executive Officer, resigned from his position at the Company on September 3, 2020. Mr. Jensen will be available to assist with the transition.
Steven Fife, the Company’s Chief Financial Officer, has been appointed interim Chief Executive Officer to lead the Company. The LifeVantage Board of Directors (“the Board”) intends to retain a leading executive search firm to help the company identify and appoint a permanent successor to Mr. Jensen. In addition, the Company will be combining its sales and marketing teams. The combined team will be led by Justin Rose, the Company’s Chief Sales Officer.
“During Darren’s tenure, we have driven growth in both existing and new markets through the development of key initiatives and accelerating our international development plans. We want to thank him for his commitment to the Company and wish him well with his next endeavor,” said Garry Mauro, the Company’s Chairman of the Board. “As we execute on the next phase of LifeVantage’s growth, we are pleased Steven has agreed to take on additional responsibility to lead the company along with our strong leadership team. Steven has been instrumental in developing our strategic plan, enhancing our proprietary product offerings and investing in technology and digital tools. We are confident that he will continue to drive forward the strategic growth plans we have been executing.”
“We have built a solid foundation at LifeVantage with a team that is highly focused on our collective goals. I am extremely confident in our outlook for continued profitable growth. I look forward to working with the Board, our distributors, and our employees to build on the positive momentum we have in place,” said Mr. Fife, Interim Chief Executive Officer and Chief Financial Officer.
“I am extraordinarily grateful for the effort and dedication that the entire LifeVantage team has contributed to advancing our strategic plan throughout my tenure leading the company,” said Mr. Jensen. “I believe that this is the right time for me to take the next step and explore a new path, as I have great faith in LifeVantage’s position and future. With the support of its excellent team, I am confident that LifeVantage will continue to build on its accomplishments, leveraging its strong financials and compelling product offering to drive long-term sustainable growth.”
Reiterates Fiscal 2021 Guidance
The Company is reiterating its fiscal 2021 guidance for revenue, adjusted EBITDA and adjusted earnings per share. The Company continues to expect to generate revenue in the range of $240 million to $251 million in fiscal year 2021 and adjusted EBITDA of $25 million to $27 million, with adjusted earnings per share in the range of $0.87 to $0.91, which assumes a full year tax rate of approximately 30%. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2021. This guidance reflects the current trends in the business and the Company’s current view as to the impact of the COVID-19 pandemic on its business. However, the impact of the COVID-19 pandemic continues to rapidly evolve and actual results could be adversely affected by further deterioration to the global economic and operating environments as a result of future COVID-19 developments. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2021. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2021 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics - a new science dedicated to biohacking the human aging code. The Company engages in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including its Protandim® product line, LifeVantage® Omega+ and ProBio dietary supplements, the TrueScience® line of Nrf2 infused skin care and hair care products, Petandim® for Dogs, Axio® smart energy drink mixes, and the PhysIQ™ weight management system. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.

Investor Relations Contact:

Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com